Exhibit 15.7

CREDIT AGREEMENT

Number: KP-CRO/001/PK-TL/2007

-Number: 38.

-At 14.00 WIB (fourteen o’clock Western Indonesia Time).

-On this day Tuesday, dated 18-09-2007 (eighteenth day of September two thousand seven.

-Appear before me, Mrs. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary practicing in Jakarta, in the presence of the witnesses whom I, Notary know and whose names will be mentioned at the end of this deed:

I.

Mr. AGUS DERMAWAN WINIARTO MARTOWARDOJO, as President Director of the company to mention hereinbelow, born in Amsterdam, dated 24-01-1956 (twenty-fourth day of January one thousand nine hundred fifty six), Indonesian National, residing in South Jakarta, Kaveling Polri E/31B, Rukun Tetangga 01, Rukun Warga 007, Village of Ragunan, Sub-district of Pasar Minggu.

-	Holder of Identity Card number: 09.5304.240156.0058.

-

According to his statement in this matter acting in his capacity as mentioned above therefore validly representing the Board of Directors, that it is in accordance with the provisions of the articles of association of the company, be entitled and validly representing the Board of Directors for and on behalf of “Perusahaan-Perseroan (Persero) PT BANK

MANDIRI Tbk, abbreviated to PT BANK MANDIRI (Persero) Tbk”, having its domicile and head office in Jakarta, which articles of association thereof was already publicized in the State Gazette of the Republic of Indonesia respectively:

-	State Gazette of the Republic of Indonesia dated 04-12-1998 (fourth day of December one thousand nine hundred ninety eight) number: 97, Supplement number: 6859/1998;

-	State Gazette of the Republic of Indonesia dated 24-09-1999 (twenty-fourth day of September one thousand nine hundred ninety nine) number: 77, Supplement number: 252/1999;

-	State Gazette of the Republic of Indonesia dated 18-12-2001 (eighteenth day of December two thousand one) number: 101, Supplement number: 491/2001;

-	State Gazette of the Republic of Indonesia dated 08-08-2003 (eighth day of August two thousand three) number: 63, Supplement number: 517/2003;

-	State Gazette of the Republic of Indonesia dated 21-11-2003 (twenty-first day of November two thousand three) number: 93, Supplement number: 910/2003;

-	State Gazette of the Republic of Indonesia dated 11-01-2005 (eleventh day of January two thousand five) number: 3, Supplement number: 23/2005;

-	State Gazette of the Republic of Indonesia dated 15-04-2005 (fifteenth day of April two thousand five) number: 30, Supplement number: 308/2005;

-	State Gazette of the Republic of Indonesia dated 07-06-2005 (seventh day of June two thousand five) number: 45, Supplement number: 522/2005;

-	State Gazette of the Republic of Indonesia dated 15-04-2005 (fifteenth day of April two thousand five) number: 45, Supplement number: 522/2005;

-	State Gazette of the Republic of Indonesia dated 01-09-2005 (first day of September two thousand five) number: 70, Supplement number: 832/2005;

-	State Gazette of the Republic of Indonesia dated 27-12-2005 (twenty-seventh day of December two thousand five) number: 103, Supplement number: 1217/2005;

-	State Gazette of the Republic of Indonesia dated 07-03-2006 (seventh day of March two thousand six) number: 19, Supplement number: 256/2006;

-	State Gazette of the Republic of Indonesia dated 18-04-2006 (eighteenth day of April two thousand six) number: 31, Supplement number: 405/2006;

-	State Gazette of the Republic of Indonesia dated 09-06-2006 (ninth day of June two thousand six) number: 46, Supplement number: 602/2006;

-	State Gazette of the Republic of Indonesia dated 12-01-2007 (twelfth day of January two thousand seven) number: 4, Supplement number: 34/2007;

-	State Gazette of the Republic of Indonesia dated 12-01-2007 (twelfth day of January two thousand seven) number: 4, Supplement number: 35/2007;

-	State Gazette of the Republic of Indonesia dated 12-01-2007 (twelfth day of January two thousand seven) number: 4, Supplement number: 36/2007;

relating to:

1.

deed dated 18-05-2005 (eighteenth day of May two thousand five) number: 94, drawn up before AULIA TAUFANI, Sarjana Hukum, in those days substituting SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 15-06-2005 (fifteenth day of June two thousand five) number: C-UM.02.01.8223;

2.

deed dated 04-07-2005 (fourth day of July two thousand five) number: 8, drawn up before AULIA TAUFANI, Sarjana Hukum, Notary practicing in Jakarta, two thousand five) Number 94, drawn up before AULIA TAUFANI, Sarjana Hukum, in those days substituting SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 20-07-2005 (twentieth day of July two thousand five) number: C-20004.HT.01.04.TH.2005;

3.

deed dated 06-10-2005 (sixth day of October two thousand five) number: 44, drawn up before AULIA TAUFANI, Sarjana Hukum, Notary practicing in Jakarta, Number 44, drawn up before SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 12-10-2005 (twelfth day of October two thousand five) number: 192, drawn up before AULIA TAUFANI, Sarjana Hukum, in those days substituting SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, already notified to, and received as well as registered with Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration;

4.

deed dated 21-12-2005 (twenty-first day of December two thousand five) number: 192, drawn up before AULIA TAUFANI, Sarjana Hukum, Notary practicing in Jakarta, Number 44, drawn up before SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 17-01-2006 (seventeenth day of January two thousand six) number: C-01287.HT.01.04.TH.2006;

5.

deed dated 21-12-2005 (twenty-first day of December two thousand five) number: 193, drawn up before AULIA TAUFANI, Sarjana Hukum, Notary practicing in Jakarta, Number 44, drawn up before SUTJIPTO, Sarjana Hukum,

Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 08-02-2006 (eighth day of February two thousand six) number: C-UM.02.01.2033;

6.

deed dated 05-01-2006 (fifth day of January two thousand six) number: 11, drawn up before AULIA TAUFANI, Sarjana Hukum, Notary practicing in Jakarta, Number 44, drawn up before SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 27-01-2006 (twenty-seventh day of January two thousand six) number: C-02540.HT.01.04.TH.2006;

7.

deed dated 12-04-2006 (twelfth day of April two thousand six) number: 48, drawn up before SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body

Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 21-04-2006 (twenty-first day of April two thousand six) number: C-11408.HT.01.04.TH.2006;

8.

deed dated 02-06-2006 (second day of June two thousand six) number: 5, drawn up before Doktor AMRUL PARTOMUAN, Sarjana Hukum, Lex Legibus Magister, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 15-06-2006 (fifteenth day of June two thousand six) number: C-UM.02.01.9960;

9.

deed dated 02-06-2006 (second day of June two thousand six) number: 6, drawn up before Doktor AMRUL PARTOMUAN, Sarjana Hukum, Lex Legibus Magister, Notary practicing in Jakarta, already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 15-06-2006 (fifteenth day of June two thousand six) number: C-UM.02.01.9960;

10.

deed dated 22-12-2006 (twenty-second day of December two thousand six) number: 65, drawn up before me, Notary already notified to, and received as well as registered with the Database of Corporate Body Administration System (SISMINBAKUM) of Directorate General of General Legal Administration, Ministry of Law and Human Rights of the Republic of Indonesia dated 29-12-2006 (twelfth day of December two thousand six) number: W7-HT.01.04-5741;

11.

deed dated 31-01-2007 (thirty-first day of January two thousand seven) number: 24, drawn up before Doktor AMRUL PARTOMUAN POHAN, Sarjana Hukum, Lex Legibus Magister, Notary practicing in Jakarta, already notified to and received as well as registered with the Database of Corporate Body Administration System (Sisminbakum) of Ministry of Law and Human Rights of the Republic of Indonesia dated 13-02-2007 (thirteenth day of February two thousand seven) number: W7-HT.01.04-1741;

12.	deed dated 11-05-2007 (eleventh day of May two thousand seven) number: 14, drawn up before Doktor AMRUL PARTOMUAN POHAN, Sarjana Hukum, Lex Legibus Magister, Notary practicing in Jakarta;

13.	deed dated 11-05-2007 (eleventh day of May two thousand seven) number: 15, drawn up before Doktor AMRUL PARTOMUAN POHAN, Sarjana Hukum, Lex Legibus Magister, Notary practicing in Jakarta;

-PT BANK MANDIRI (PERSERO) TBK hereinafter referred to as:

BANK MANDIRI

II.

JOHNNY SWANDI SJAM, born in Jakarta, dated 15-08-1960 (fifteenth day of August one thousand nine hundred sixty), Indonesian National, President Director of the company to mention hereinbelow, residing in East Jakarta, Jalan Pulo Asem I Number 10, Rukun Tetangga 003, Rukun Warga 001, Village of Jati, Sub-district of Pulo Gadung.

- Holder of Identity Card number: 09.5402.150860.0425.

- According to his statement in this matter acting in his capacity as mentioned above thereby representing the Board of Directors, whereas to take legal act hereinbelow according to his statement he has already obtained approval from the Commissioners Board of the Company, all of the foregoing as evidenced in Circular Resolution Of The Board Of Commissioners of PT Indosat Tbk In Lieu Of The Board of Commissioners Meeting made privately dated 12-03-2007 (twelfth day of March two thousand seven) Number: 01/12-03-07 which original thereof is produced to me, Notary, of and thereby for and on behalf of as well as validly representing PT INDOSAT Tbk, having its domicile in Jakarta which articles of association was already amended several times by virtue of:

-

deed dated 08-03-2004 (eighth day of March two thousand four) Number: 7, drawn up before me, Notary, which report of amendment to the articles of association was already received and registered with the Database of Corporate Body Administration System of Directorate General of General Legal Administration of Ministry of Law and Human Rights of the Republic of Indonesia dated 08-03-2004 (eighth day of March two thousand four) number: C-05582.HT.01.04.TH.2004;

-

deed dated 30-09-2004 (thirtieth day of September two thousand four) Number 145, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which was already approved by the Minister of Law and Human Rights of the Republic of Indonesia by his letter dated the second day of December two thousand four (02-12-2004) Number: C-29270.HT.01.04.TH.2004 and which report on the amendment to articles of association thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the eighth day of December two thousand four (8-12-2004) Number: C-29786.HT.01.04.TH.2004;

-

deed dated 24-12-2004 (twenty-fourth day of December two thousand four) Number 141, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the fourth day of January two thousand five (04-01-2005) Number: C-00088.HT.01.04.TH.2005;

-

deed dated the fourteenth day of January two thousand five (14-01-2005) Number 79, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which report on the amendment to articles of association thereof was already received and registered with Database of Corporate

Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the fourth day of February two thousand five (4-2-2005) Number: C-03065.HT.01.04.TH.2005;

-

dated the twenty-eighth day of April two thousand five (28-4-2005) Number 150, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the nineteenth day of May two thousand five (19-5-2005) Number: C-13673.HT.01.04.TH.2005;

-

dated 22-07-2005 (twenty-second day of July two thousand five) Number 157, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated 08-08-2005 (eighth day of August two thousand five) Number: C-21968.HT.01.04.TH.2005;

-

dated 21-10-2005 (twenty-first day of October two thousand five) Number 145, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the second day of December two thousand five (2-12-2005) Number: C-32142.HT.01.04.TH.2005;

-

dated 21-10-2005 (twenty-first day of October two thousand five) Number 146, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the sixteenth day of December two thousand five (16-12-2005) Number: C-33508.HT.01.04.TH.2005;

-

dated 23-01-2006 (twenty-third day of January two thousand six) Number 122, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and

Human Rights of the Republic of Indonesia dated the fifteenth day of February two thousand six (15-2-2006) Number: C-04216.HT.01.04.TH.2006;

-

dated 05-05-2006 (fifth day of May two thousand six) Number 31, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the second day of June two thousand six (02-06-2006) Number: C-16129.HT.01.04.TH.2006;

-

dated 21-09-2006 (twenty-first day of September two thousand six) Number 129, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the fifth day of October two thousand six (05-10-2006) Number: W7-HT.01.04.1787;

-

dated 09-11-2006 (ninth day of November two thousand six) Number 38, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substitute of SUTJIPTO, Sarjana Hukum Notary practicing in Jakarta, which notice thereof was already received and registered with Database of Corporate Body Administration System of Ministry of Justice and Human Rights of the Republic of Indonesia dated the twenty-eighth day of November two thousand six (28-11-2006) Number: W7-HT.01.04.4134;

The recent composition of the Board of Directors and Commissioner Board shall be as evidenced in deed dated 05-06-2007 (fifth day of June two thousand seven) number 17, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substituting SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta.

the said PT INDOSAT Tbk shall hereinafter be referred to as:

DEBTOR

-The appearers acting in their respective capacities shall first of all declare as follows:

A.

That BANK MANDIRI by virtue of its letter dated 17-09-2007 (seventeenth day of September two thousand seven) Number: CBG.TRE/RD7.SPPK.014/2007 (“Letter of Offer”) has offered a credit facility to the DEBTOR in terms of Term Loan facility with maximum limit Ro 2,000,000,000,000 (two trillion rupiah).

B.	That for the offer of Term Loan facility the DEBTOR has approved proven by its signing the said Letter of Offer over a revenue stamp Rp 6,000 (six thousand rupiah) as its approval sign.

C.

That to execute the Credit Agreement, the DEBTOR shall first of all fulfill the requirements of the signing of Credit Agreement as already required by BANK MANDIRI and therefore the DEBTOR has submitted the requirements of signing of the Agreement as described hereinbelow:

1.	To return the Letter of Offer already signed by the competent official over a revenue stamp Rp 6,000.00 (six thousand rupiah) as the sign of approval.

2.	To pay administrative cost in relation to the Credit Facility received by the DEBTOR.

3.	To submit the copy of the recent articles of association of the DEBTOR company.

-In connection with the foregoing, the parties respectively in the capacity mentioned above have covenanted and agreed to and hereby enter into the Credit Agreement under the terms and conditions as follows:

Article 1

DEFINITION

-For the interest of the Credit Agreement, every terminology hereinbelow shall have the meaning as described below:

“Tolerable Collateral and Guarantee” shall mean:

(i)

the Collateral and Guarantee of the DEBTOR or Subsidiary already existed provided that if it is the assets that was made as the guarantee object, such assets becomes the collateral and guarantee as referred to in Article 10 hereof for the interest of MANDIRI BANK and/or other DEBTOR concurrent creditor and the guarantee provided for tender or deposit purposes; or

(ii)	The Collateral to guarantee the import duty or lease cost payments;

(iii)	Collateral and guarantee provided to secure the certain liabilities in connection with the account payable of the DEBTOR or its Subsidiary commonly made in its daily respective business;

(iv)	Collateral and Guarantee relating to the reserving of the outstanding tax;

(v)

Collateral and Guarantee to finance the assets acquisition through the credit in general, export credit or supplier or vendor or capital lease where the assets will be the object of the Collateral and Guarantee for such financing; and

(vi)

Collateral and Guarantee provided in the frame of financing the cooperation project of the DEBTOR or Subsidiary with other party where the financing for that project is provided by other party (including the party with whom the DEBTOR and Subsidiary will cooperate);

(vii)	Collateral and Guarantee provided in the frame of tender process to implement the project conducted by the DEBTOR and/or Subsidiary.

“Subsidiary” shall mean the companies which:

(a)	shares both directly or indirectly are controlled over by the DEBTOR at least 50% (fifty percent) of total shares issued by the relevant company; and

(b)	financial statement is consolidated to the DEBTOR in accordance with the financial accounting standard prevailed in Indonesia;

“Credit Facility Withdrawal Deadline” shall mean the period of credit facility withdrawal permitted by BANK MANDIRI for the DEBTOR.

“Credit Facility” shall mean the term loan facility approved by BANK MANDIRI for the DEBTOR as described in article 2 of the Credit Agreement under the Credit Agreement terms and conditions.

“Working Days” shall mean the day when the branch office of BANK MANDIRI where the Credit Facility is managed opens and conducts the banking service for the public.

“JIBOR” or “Jakarta Inter Bank Offered Rate” shall mean the interest rate in inter bank money market in Jakarta as publicized by Reuters in Reuters Screen at 11.00 (eleven) a.m of local time 3 (three) Working Days prior to the commencement of Interest Term indicating the inter main bank(s) interest bank in Jakarta being the reference to determine the loan interest rate in Rupiah currency for the period of 3 (three) months, and for the interest of this Credit Agreement, JIBOR interest rate up to 1/1000 (one per mill) will be rounded up.

“Event of Default” shall mean an act or event as referred to in article 14 of Credit Agreement.

“Encumbrance” shall mean the encumbrance provided by the DEBTOR to secure anything owed by Indosat International Finance Company BV in connection with the issue of the debt instrument under the conditions as follows:

-	DEBTOR does not violate the financial ratio as set forth in article 12.10 of Credit Agreement; and

-	DEBTOR’s liability relating to the Encumbrance is equal (paripassu) to that to BANK MANDIRI pursuant to the Credit Agreement.

“Interest Term” shall mean a period of validity of the interest rate and interest calculation namely every 3 (three) months under the conditions as follows:

(i)	the first calculation of the Interest Term shall commence from the date of the first Credit Facility withdrawal through the same date of 3 (three) subsequent months;

(ii)	the subsequent calculation of Interest Term shall commence as of the date of expiry of the previous Interest Term and end through the same date of the subsequent 3 (three) months; and

(iii)	the calculation of the last Interest Term shall commence as of the date of expiry of the previous Interest Term and end until the date of the payment of the last principal installment.

(iv)

Calculation of Interest Term on the Credit Facility withdrawal made after the First Credit Facility Withdrawal shall commence as of the date of withdrawal through the last day of Interest Period on the first Credit Facility withdrawal.

“Credit Agreement” shall mean this agreement together with all extensions, amendments and/or additions.

“Interest Payment Date” shall mean the date when the DEBTOR is obliged to make the interest payment namely each last date of an Interest Term.

“Debt” shall mean all moneys owed by the DEBTOR in a period to BANK MANDIRI pursuant to the Credit Agreement comprising total principal, interest, fee, penalty, charges and/or other liabilities hereunder.

Article 2

AMOUNT AND OBJECTIVE OF USE OF CREDIT FACILITY

2.1

By taking into account the terms and conditions of Credit Facility, MANDIRI BANK approves to provide the Credit Facility for the DEBTOR in terms of Term Loan facility up the amount of maximum principal amounting to Rp 2,000,000,000,000.00 (two trillion rupiah).

2.2	The DEBTOR has hereby approved the amount of the said Credit Facility.

2.3	The said credit facility shall be used to finance the capital expenditure of the DEBTOR for telecommunication service business;

The DEBTOR shall be responsible for the truth of the use of the said Credit Facility.

Article 3

TERM AND DEADLINE OF CREDIT FACILITY WITHDRAWAL

3.1	The Credit Facility term herein shall be stipulated for maximum 5 (five) years as of the date of signing of this Credit Agreement.

3.2	By taking into account the terms and conditions in this Credit Agreement, the Deadline of Credit Facility Withdrawal shall be as of the date of signing of this Credit Agreement and end on the date 31-12-2007 (thirty first day of December two thousand seven) provided that the DEBTOR is obliged to withdraw the Credit Facility amounting to minimum Rp 800,000,000,000.00 (eight hundred billion rupiah) firstly after the signing of the Credit Agreement (September 2007) or at the latest within the period of two months after the signing of the Credit Agreement and the second withdrawal shall be minimum Rp 800,000,000,000.00 (eight hundred billion rupiah) at the latest on 31-12-2007 (thirty first day of December two thousand seven).

3.3	After the end of Deadline of Credit Facility Withdrawal as described in article 3.1, MANDIRI BANK shall have no obligation any longer to provide the Credit Facility for the DEBTOR.

3.4

In the event of lapse of Credit Facility Withdrawal Period and MANDIRI BANK at its discretion has approved the extension of Deadline for Credit Facility Withdrawal but the deed of amendment to the Credit Agreement is not signed yet, MANDIRI BANK shall deliver the notice on extension of Credit Facility Withdrawal Term (“Notice”) valid for the term as contained in such Notice.

The Credit Facility withdrawn for the term as contained in such Notice shall be the Debt of the DEBTOR being subjected to the terms and conditions of the Credit Agreement.

The DEBTOR also approves that in the event after the delivery of the Notice, the DEBTOR hereby commits itself to sign the deed of amendment to Credit Facility on the said extension of Credit Facility Withdrawal Deadline.

The notice shall be an integral and inseparable part hereof.

Article 4

INTEREST AND UP FRONT FEE

4.1	For each outstanding loan pursuant to the Credit Agreement, the DEBTOR shall be obliged to pay interest by:

-	9.75% (nine point seventy five percent) per annum flat valid for the first 1 (one) year;

-	10.5% (ten point five percent) per annum flat valid for the second 1 (one) year;

-

The Reference Rate plus 1.5% (one point five percent) per annum valid for the third through the fifth year, where the Reference Rate shall mean the average JIBOR of three months stipulated 3 (three) Working Days prior to the current Interest Term; calculated from the amount of Credit Facility already withdrawn and not repaid yet by the DEBTOR.

4.2

The interest calculation shall be made on daily basis based on the fixed denominator 360 (three hundred sixty) days in a year and be paid in full to MANDIRI BANK on the Interest Payment Date by debiting the account of the DEBTOR existing at MANDIRI BANK or in other manner agreed by the parties, provided that the Interest Payment Date shall not exceed the date when the Credit Facility is obliged to repaid.

4.3

In connection with the use of the reference rate in the third, fourth and fifth years, the DEBTOR agrees that if JIBOR is not available at all or is not available completely, MANDIRI BANK will review the interest rate formula already set forth in the Credit Agreement, including the reference rate and margin without the approval from the DEBTOR provided as follows:

(i)

In the event MANDIRI BANK will exercise its rights, it shall notify in writing the amount of the interest rate that will be applied to the DEBTOR through the notice being an integral and inseparable part of the Credit Agreement (“Notice”) provided that the DEBTOR can choose to make negotiation within the period of not more than 7 (seven) calendar days as of the date of Notice;

(ii)	If through the end of the period of negotiation no agreement is reached on the interest rate applied to the Credit Facility to be provided by MANDIRI BANK to the DEBTOR:

a.	the interest rate prevailed to the Credit Facility shall be in accordance with the interest rate stipulated by MANDIRI BANK until the re-availability of JIBOR reference; or

b.

The DEBTOR has the option to repay the Debt in the period of 60 (sixty) calendar days as of the end of the period to make negotiation as referred to in point (i) above, provided that the amount of the interest rate applied to the Credit Facility through the Debt repayment shall be that stipulated by MANDIRI BANK without being subjected to the penalty or fine of the accelerated payment.

4.4	Upon the Credit Facility providing, the DEBTOR shall be obliged to pay to MANDIRI BANK:

a.

The up front fee shall be 0.25% (zero point twenty five percent) calculated from total limit of the Credit Facility by Rp 2,000,000,000,000.00 (two trillion rupiah) or Rp 5,000,000,000.00 (five billion rupiah). Such up front fee shall only be paid once namely at the latest on the date of the first Credit Facility withdrawal.

b.

The commitment fee shall be 0.15% (zero point fifteen percent) calculated from total Credit Facility not withdrawn until the end of the Credit Facility Withdrawal Deadline. The commitment fee shall be paid on the date of expiry of the Credit Facility Withdrawal Deadline.

4.5	The payments of the up front fee and commitment fee shall be made by debiting the account of the DEBTOR at MANDIRI BANK or in other manner agreed by the parties.

4.6	To debit such account, the DEBTOR shall give power to MANDIRI BANK as described in article 19.1 of Credit Agreement.

4.7

If the Date of Payment of Interest and/or commitment fee falls not on the Working Day, the DEBTOR shall be obliged to provide the fund in its account at MANDIRI BANK for the interest of the payment of such interest and/or fee on the previous Working Day.

4.8

If the Credit Agreement is already signed but the Credit Facility is not used by the DEBTOR or the Debt is due because of the reasons as mentioned in articles 14.2, 18.3 and 18.4 of the Credit Agreement, MANDIRI BANK shall not be liable to repay to the DEBTOR the up front fee, commitment fee and/or other expenses already paid by the DEBTOR to MANDIRI BANK.

Article 5

PROVING OF DEBT

The bookkeeping and notes already and will be made by MANDIRI BANK shall serve as the complete and perfect evidence on the Debt and they will bind the DEBTOR unless provable otherwise.

Article 6

EFFECTIVE AND CREDIT FACILITY WITHDRAWAL REQUIREMENTS

6.1	This Credit Agreement shall become effective if the DEBTOR has signed the Credit Agreement.

6.2	The Credit Facility can be withdrawn by the DEBTOR on each Working Day if:

a.	The Credit Agreement has been effective.

b.

DEBTOR has paid the up front fee by 0.25% (zero point twenty five percent) calculated from total limit of the Credit Facility by Rp 2,000,000,000,000.00 (two trillion rupiah) or Rp 5,000,000,000.00 (five billion rupiah).

c.	There is no Event of Default occurs or an act or event causing the Event of Default or an act or event which by this notice or lapse of time or both of them is an Event of Default.

d.	The matters declared in the Declaration as referred to in article 11 of this Credit Agreement shall be correct and is in accordance with the reality.

6.3	The DEBTOR shall fulfill the special provision on the method to withdraw the Credit Facility namely as follows:

a.	DEBTOR submits the request for Credit Facility withdrawal at the latest 3 (three) Working Days prior to the date of Credit Facility withdrawal already planned;

b.	The Credit Facility withdrawal shall be made within the Deadline of the withdrawal as referred to in article 3.2 of the Credit Agreement.

Article 7

DEBT PAYMENT

7.1

The debt payment shall be made by the DEBTOR in the same currency as the Credit Facility provided by MANDIRI BANK and shall be effectively received by MANDIRI BANK in its branch office in Jakarta Branch – Thamrin at the latest at 14.00 (fourteen) Western Indonesia Time namely on the same date as t he Date of Payment of Interest and the last installment shall be paid 5 (five) years as of the signing of this Credit Agreement provided that the schedule and amount of the installment payment shall be as follows:

-	the 1st (first) anniversary: 10% (ten percent) of total principal of Credit Facility being withdrawn;

-	the 2nd (second) anniversary: 10% (ten percent) of total principal of Credit Facility being withdrawn;

-	the 3rd (third) anniversary: 15% (fifteen percent) of total principal of Credit Facility being withdrawn;

-	the 4th (fourth) anniversary: 15% (fifteen percent) of total principal of Credit Facility being withdrawn;

-	5 years as of the date of signing of the Credit Agreement: 50% (fifty percent) of total principal of Credit Facility being withdrawn;

Where:

-	the 1st (first) year up to the 4th (fourth) year are calculated respectively as of the anniversary of the first credit withdrawal date.

-	the 5th (fifth) year shall be calculated 5 (five) years as of the date of signing of the Credit Agreement.

7.2	If the date of Debt payment falls not on the Working Day, the DEBTOR shall be obliged to provide the fund in its account at MANDIRI BANK for the interest of the payment on the previous Working Day.

7.3	The Debt payment received by MANDIRI BANK after 14.00 (fourteen) Western Indonesia Time shall be considered already received by MANDIRI BANK on the subsequent Working Day.

Article 8

PENALTY

8.1

If the DEBTOR fails to pay the Debt due to any reason whatsoever on the date of expiry, the DEBTOR shall be obliged to pay the penalty for the amount that is failed to be paid as of the date of payable until such amount is entirely paid by 2% (two percent) per annum above the prevailing interest rate.

8.2	The penalty calculation shall be made on daily basis based on the fixed denominator 360 (three hundred sixty) days in a year.

Article 9

SPECIAL PROVISIONS

9.1

The DEBTOR may repay partially or entirely the sum of money owned prior to the date of expiry as set forth in the List of Installment as referred to in Article 7.1 without penalty by taking into account the provisions as follows:

a.	After 2 years of the Credit Facility;

b.	The DEBTOR shall notify in writing to MANDIRI BANK at least 7 (seven) Working Days in advance on the plan to make accelerated repayment by mentioning the amount and date of payment;

c.	such notice cannot be cancelled by the DEBTOR;

d.	the amount already paid shall be irrevocable at any reason whatsoever.

9.2

The DEBTOR shall not be allowed to make accelerated payment prior to the end of the 2nd (second) year. For accelerated payment made prior to 2 (two) years as of the Credit Facility, the DEBTOR shall be obliged to compensate MANDIRI BANK stipulated by MANDIRI BANK at the time of repayment relating to the providing of the fixed interest rate up to the 2nd (second) years plus penalty by 2% (two percent) of total repayment.

9.3	This provision shall not apply if this Credit Facility is cancelled due to the reasons as follows:

a.

The increase in expenses required by MANDIRI BANK in maintaining the Credit Facility providing to the DEBTOR due to the fulfillment of the regulation/provision of Bank Indonesia or other governmental bodies, change in monetary, finance, economy and politic matters affecting the liquidity of MANDIRI BANK or the DEBTOR collectibility both at MANDIRI BANK or other bank(s) decreases to Substandard, Doubtful or Delinquent, so that the interest rate prevailed for the DEBTOR cannot cover the expenses to incur by MANDIRI BANK, then MANDIRI BANK will notify in writing the amount of the (additional) expenses to impose on the DEBTOR through the notice being an integral and inseparable part of the Credit Agreement (“Notice on Expenses Increase”) provided that the DEBTOR can choose to negotiate within the period not exceeding 7 (seven) calendar days as of the date of Notice on Expenses Increase and if until the end of the period for negotiation no agreement is reached on the amount of (additional) expenses to impose by MANDIRI BANK on the DEBTOR, the DEBTOR has option to repay the Debt within the period of 60 (sixty) calendar days as of the end of the period of negotiation as mentioned above.

b.	MANDIRI BANK declares that the Debt is due and therefore the DEBTOR shall repay the Debt to MANDIRI BANK in the matter of:

i.	There is a legislation or amendment thereto or the enactment of a regulation causing it is invalid for MANDIRI BANK to maintain and/or perform its obligations as stipulated in the Credit Agreement.

ii.	There is a political, economic and social condition that according to MANDIRI BANK is proven disturbing the smooth Debt payment by the DEBTOR.

9.3

In the event of partial accelerated repayment, MANDIRI BANK shall re-calculate the amount of payment of the principal installment and interest payable by the DEBTOR to MANDIRI BANK, and therefore MANDIRI BANK will issue the new List of Installment substituting the old one. Such List(s) of Installment shall serve as the integral and inseparable part of the Credit Agreement.

The DEBTOR hereby declares its approval for the calculation made by MANDIRI BANK and be subjected to the amount of payment to be paid by the DEBTOR to MANDIRI BANK as contained in such List of Installment.

Article 10

GUARANTEE

This Credit Facility shall not be secured with the special collateral in terms of goods or income or other assets of the DEBTOR in any form whatsoever as well as by any person whomsoever, but by all assets of the DEBTOR, both movable and immovable goods, already existed or will be existed in the future, except the assets of the DEBTOR specially encumbered to its creditors based on the Allowable Collateral and Guarantee, being the general guarantee for all debts of the DEBTOR to all of its creditors not specially secured or without the privilege including this Credit Facility with the equal payment degree (paripassu) in accordance with the provision of article 1131 and 1132 of Indonesian Civil Code.

Article 11

REPRESENTATION

The DEBTOR hereby represents and warrants MANDIRI BANK on the truth of the following:

11.1

The DEBTOR has obtained all permits of the company required by the articles of association of the DEBTOR to obtain the Credit Facility from MANDIRI BANK pursuant to the Credit Agreement (including the approval from the Commissioner Board of the DEBTOR) and the person(s) appointed to represent the DEBTOR to sign the CREDIT Agreement shall be entitled and authorized to represent and sign the Credit Agreement and therefore the Credit Agreement shall be valid and bond the DEBTOR;

11.2	The DEBTOR has permits required to run its business accordingly and hereby undertakes to extend or renew the said permits in case of expiration thereof if it is required by the prevailing regulation.

11.3

On the date of Credit Agreement no civil case, state administration case, tax claim, investigation or criminal case or dispute being occurred that threat or may affect the DEBTOR or its assets thereby affecting materially the financial condition or businesses of the DEBTOR or may disturb the ability of the DEBTOR to perform its obligations under the Credit Agreement.

In connection therewith, the material shall mean a value that is the same or higher than 10% (ten percent) of the revenue of the DEBTOR or 20% (twenty percent) of the equity, whichever the lower.

11.4

On the date of signing of the Credit Facility no condition occurs and or is occurring that may be the Event of Default or a condition which by the lapse of time or the notice or both of them will be the Event of Default.

11.5

All documents, data and particulars already provided by the DEBTOR to MANDIRI BANK shall be correct and no documents, data and other particulars that are not notified by the DEBTOR which if submitted or notified by the DEBTOR to MANDIRI BANK may affect the decision of MANDIRI BANK to provide Credit Facility.

11.6

In preparing and implementing the Credit Agreement and/or other agreement relating to the Credit Agreement, the DEBTOR does not violate or in contravention of the law, government regulation, government policy, government direction or instruction, judgment of the Court being prevailed or the articles of association of the DEBTOR or causing or will cause the default to any other agreement already entered into by the DEBTOR.

11.7

When the Credit Agreement is signed, the articles of association of the DEBTOR together with all amendments shall be contained herein other than the deed(s) mentioned above there is no other deed(s) which is not/not yet submitted by the DEBTOR to MANDIRI BANK.

11.8

Pursuant to deed dated 05-06-2007 (fifth day of June two thousand seven) number 17, drawn up before AULIA TAUFANI, Sarjana Hukum, in those day substituting SUTJIPTO, Sarjana Hukum, the shareholders of the DEBTOR shall be as follows:

Shares serial A:

State of the Republic of Indonesia 1 (one) share;

Shares serial B:

1.	State of the Republic of Indonesia:

776,624,999 (seven hundred seventy six million six hundred forty two thousand nine hundred ninety nine) shares.

2.	Indonesia Communication Limited:

2,171,250,000 (two billion one hundred seventy one billion two hundred fifty thousand) shares.

3.	Public:

2,486,058,500 (two billion four hundred eighty six million fifty eight thousand five hundred) shares.

other than those whose names as mentioned above, there is no other person or party being the shareholders of the DEBTOR.

11.9

Pursuant to deed dated 05-06-2007 (fifth day of June two thousand seven) number 17, drawn up before AULIA TAUFANI, Sarjana Hukum, in those days substituting SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, the composition of the members of Board of Directors and Commissioner Board of the DEBTOR shall be as follows:

-President Director	:	Mr. JOHNNY SWANDI SJAM;

-Vice President Director	:	Mr. KAIZAD BOMI HEERJEE;

-Director	:	Mr. FADZRI SENTOSA;

-Director	:	Mr. WAHYU WIJAYADI;

-Director	:	Mr. GUNTUR SOALOON SIBORO;

-Director	:	Mr. RAYMOND TAN KIM MENG;

-Director	:	Mr. SYAKIEB AHMAD SUNGKAR;

-Director	:	Mr. WONG HEANG TUCK;

-Director	:	Mr. ROY KANNAN;

COMMISSIONER BOARD

-President Commissioner	:	Mr. PETER SEAH LIH HUAT;

-Commissioner	:	Mr. LEE THENG KIAT;

-Commissioner	:	Mr. SIO TAT HIANG;

-Commissioner	:	Mr. SUM SOON LIM;

-Commissioner	:	Mr. ROES ARYAWIJAYA;

-Commissioner	:	Mr. SETYANTO PRAWIRA SANTOSA;

-Commissioner	:	Mr. SHEIKH MOHAMMED BIN SUHAIM HAMAD AL THANI;

-Independent Commissioner	:	Mr. LIM AH DOO;

-Independent Commissioner	:	Mr. SETIO ANGGORO DEWO;

-Independent Commissioner	:	Mr. SOEPRAPTO;

other than those whose names as mentioned above, there is no other person or party holding the office of Board of Directors and Commissioners Board of the DEBTOR.

Article 12

MATTERS TO CONDUCT BY DEBTOR

Unless stipulated otherwise in writing by MANDIRI BANK, the DEBTOR shall be obliged to:

12.1	use the Credit Facility provided by MANDIRI BANK only for the purpose as referred to in Article 2.3 of the Credit Agreement.

12.2	adhere to all laws, government regulations, policies, directions or instructions applied to DEBTOR;

12.3

promptly notify MANDIRI BANK in writing about the case involving the DEBTOR both civil, state administration, tax claim, investigation or criminal cases that will influence the ability of the DEBTOR to fulfill its obligations pursuant to this Credit Agreement;

12.4

pay all expenses arising and in connection with the providing of Credit Facility as well as implementation of the terms and conditions of the Credit Agreement although the Credit Facility is not used and/or is cancelled;

12.5	provide all particulars requested by MANDIRI BANK relating to the providing of this Credit Facility;

12.6	maintain the Intellectual Property Rights namely among others copyright, patent and trademark already or will be owned by the DEBTOR;

12.7

prepare and maintain the accounting system, administration and financial supervision in accordance with the accounting principle generally accepted in Indonesia and applied continuously to reflect reasonably the assets, finance as well as business yield of the DEBTOR;

12.8

permit MANDIRI BANK or the party so appointed by MANDIRI BANK against prior written notice 7 (seven) Working Days at any time to inspect the activity, accounting and other notes prepared by the DEBTOR;

12.9	submit to MANDIRI BANK:

a.

annual financial statement (balance sheet and income statement) already audited by the Office of the Registered Public Accountant already approved by MANDIRI BANK in terms of long term audited report that must be submitted at the latest 180 (one hundred eighty) days after the closing of the fiscal year;

b.	quarter home statement (balance sheet and income statement) that must be submitted at the latest 90 (ninety) days after the end of the period of each report;

c.	copies/photocopies of the permits related directly to the main business activity of the DEBTOR based on the prevailing legislation in order that the DEBTOR is still able to run the business;

12.10	maintain the consolidated financial ratio of the DEBTOR namely as follows:

a.	ratio between total loan to equity does not exceed 1.75:1 (one point seventy five to one) as indicated in each quarterly consolidated financial statement.

b.

ratio of EBITDA (revenue before less by interest, tax, depreciation and amortization costs) to loan interest payment is not less than 3:1 (three to one) as indicated in each annual consolidated financial statement already audited.

c.	ratio between total loan and debt of procurement to the supplier to EBITDA does not exceed 3.5:1 three point one to one) as contained in each annual consolidated financial statement already audited.

12.11	notify MANDIRI BANK immediately on:

a.

each Event of Default known by the DEBTOR that may affect materially the condition of the DEBTOR and explain such Event of Default and each act to take to the said Event of Default. In connection therewith, the material shall mean a value that is the same as or higher than 10% (ten percent) of the revenue of the DEBTOR or 20% (twenty percent) of the equity, whichever lower;

b.

the event of default of Indosat International Finance Company BV or other company especially established to issue the debt instrument that may cause the exercise of the rights of the creditors of Indosat International Finance Company BV or other company especially established to issue the debt instrument for execution of Encumbrance.

c.

any change of shareholding of the DEBTOR already resolved and approved by the General Meeting of Shareholders of the DEBTOR within the period of at the latest 3 (three) Working Days after the date of General Meeting of Shareholders of the DEBTOR already resolving and approving such change.

12.12

take all acts required to maintain its status as the corporate body and ensure that the DEBTOR has the rights and ability in each prevailed jurisdiction and will obtain and maintain all permits required to run the business in such jurisdiction.

12.13	maintain with maximum effort all authorities and approvals and is obliged to immediately obtain each other approval required to be able to take all acts as set forth in this Credit Agreement.

12.14	insure the assets of the DEBTOR in insurance company under the terms and conditions as commonly done by the DEBTOR and if requested by MANDIRI BANK, report the coverage of insurance of the assets.

12.15	upon the request from MANDIRI BANK, take acts or prepare and sign all documents relating to the implementation or enforcement of the Credit Agreement.

12.16

notify MANDIRI BANK all amendments to articles of association of the DEBTOR requiring the approval from and already approved by the Minister of Law and Human Rights within the period of 7 (seven) Working Days after obtaining such approval.

Article 12

MATTERS SHOULD NOT BE CONDUCTED BY DEBTOR

So long the DEBTOR pays in full its Debt within or the Deadline of Credit Facility Withdrawal is not expired yet, the DEBTOR shall not be allowed to do the following without the prior written consent from MANDIRI BANK:

13.1	encumber its assets to other party except the Allowable Collateral and Guarantee;

13.2	conduct the transaction with someone or a party including but not limited to the affiliated company, with the manner different from or outside the existing practice and habit;

13.3	propose the request for insolvency or request to delay the payment to the competent authority (Court);

13.4

sell or release the material part of immovable assets or main assets in running the business, except in the frame of running the daily business. In connection therewith, the material shall mean a value that is the same as or higher than 10% (ten percent) of the revenue of the DEBTOR or 20% (twenty percent) of the equity, whichever lower;

13.5	conduct the amalgamation, merger, acquisition, separation or dissolution.

13.6	reduce or decrease the paid up capital of the DEBTOR; and

13.7	change the type and nature of the main business of the DEBTOR.

Article 14

EVENT OF DEFAULT

14.1	One or more act or event mentioned below shall be the Event of Default.

a.

the failure of the DEBTOR to pay the Debt at the time and in the manner as set forth in Credit Agreement, in which event the lapse of time is the valid and sufficient evidence that the DEBTOR has failed to fulfill its obligations;

b.

The DEBTOR fails or does not fulfill the terms and conditions as referred to in articles 12 and 13 or other provisions of Credit Agreement as well as other agreement in connection with the Credit Agreement, both already existing or to be prepared in the future and such event is not corrected by the DEBTOR within the period of 30 (thirty) calendar days as of the date of notice on the event submitted by MANDIRI BANK to the DEBTOR;

c.	The DEBTOR uses the Credit Facility deviating the aim and objective of the application;

d.

the financial condition, bonafidity and solvability of the DEBTOR decrease in such a way in the material value so that affecting the ability of the DEBTOR in Debt payment and such event is not corrected by the DEBTOR within the period of 30 (thirty) calendar days as of the date of notice on such event is delivered by MANDIRI BANK to the DEBTOR. In connection therewith, the material shall mean a value that is the same as or higher than 10% (ten percent) of the revenue of the DEBTOR or 20% (twenty percent) of the equity, whichever lower;

e.

The DEBTOR proposes the request for the insolvency or is declared insolvent or proposes the request for delay of debt payment liability or due to any reason whatsoever is not entitled any longer to arrange and control over the assets of the DEBTOR;

f.

most of or the entire assets of the DEBTOR is sequestrated due to the case or dispute that can materially affect the ability of the DEBTOR in fulfilling the obligations pursuant to the Credit Agreement.

g.

The statement contained in article 11 of the Credit Agreement is proven incorrect and it is not corrected by the DEBTOR within the period of 30 (thirty) calendar days as of the date of notice on the same submitted by MANDIRI BANK to the DEBTOR.

h.

The DEBTOR (pursuant to the judgment court already has the permanent force of law) shall be obliged to pay the compensation and/or other payment that can materially affect the ability of the DEBTOR to pay the Debt. In connection therewith, the material shall mean a value that is the same as or higher than 10% (ten percent) of the revenue of the DEBTOR or 20% (twenty percent) of the equity, whichever lower;

i.

The DEBTOR takes act violating the prevailing provision or legal provision that may result in the revocation of the cellular operator permit and International Direct Line (SLI) of the DEBTOR and directly or indirectly may affect the ability of the DEBTOR to fulfill the obligations pursuant to the Credit Agreement;

j.	The DEBTOR is dissolved or liquidated.

k.

The DEBTOR is declared neglecting the fulfillment of the obligations to other party the neglect of which according to the consideration of MANDIRI BANK may affect the ability of the DEBTOR to fulfill the obligation based on this Credit Agreement, and such neglect is not corrected by the DEBTOR within the period of 30 (thirty) calendar days as of the date of submission of notice on such event by MANDIRI BANK to the DEBTOR;

l.

Indosat International Company BV or other company established especially for the purpose of issuing the debt instruments is declared in default by the creditors in connection with the issuing of the debt instrument where the DEBTOR acts as the guarantor and such default is not corrected by the DEBTOR within the period of 30 (thirty) calendar days as of the date of submission of notice on the same provided by MANDIRI BANK to the DEBTOR.

14.2	If the event of default as set forth in article 14.1 of Credit Agreement, MANDIRI BANK shall be entitled to declare that the

Debt is due immediately and payable on lump sum basis by the DEBTOR to MANDIRI BANK without taking into account the Debt Payment as set forth in article 7 of Credit Agreement provided that the obligations of the DEBTOR arising from the Credit Agreement are still be fulfilled.

The parties agree to waive the enforcement of Article 1266 of Civil Code, especially that requiring that the cancellation of agreement shall be subjected to the adjudication of the District Court.

14.3

If the DEBTOR is obliged to fulfill the obligations pursuant to the Credit Agreement in a given time and the DEBTOR fails to conduct it, the lapse of time shall sufficiently serve as the valid evidence of the DEBTOR’s failure so that no summon or other similar document as well as the letter of warning from the bailiff shall be required.

14.4

If the Debt becomes due as referred to in article 14.2 of the Credit Agreement, MANDIRI BANK shall be entitled to exercise the rights as the creditor to obtain the Debt return by exercising the rights in accordance with the legal provision and legislation applied to the DEBTOR and/or its assets.

Article 15

USE OF PAYMENT

15.1	Any sum of money obtained by MANDIRI BANK from the Debt payment and/or the debt settlement from the fund of the DEBTOR at MANDIRI BANK shall be used with the sequence of priority as follows:

- First	:	to pay all expenses incurred or paid by MANDIRI BANK pertaining to the exercise of the rights of MANDIRI BANK pursuant to the Credit Agreement not paid yet by the DEBTOR;

- Second	:	for the repayment of all penalties arising but not paid yet by the DEBTOR to MANDIRI BANK in connection with the Credit Agreement;

- Third	:	for the repayment of all interests arising and/or fee not paid yet by the DEBTOR to MANDIRI BANK in connection with the Credit Agreement;

- Fourth	:	for the repayment of total Principal payable by the DEBTOR to MANDIRI BANK in connection with the Credit Agreement;

15.2

If after all liabilities being the expenses of the DEBTOR are paid fully and it is proven that there is still the surplus of sum of money, MANDIRI BANK will deliver such surplus to the DEBTOR or the party entitled to the same without any obligation of MANDIRI BANK to pay the interest for such surplus.

Article 16

TAXES

16.1

All and any sums of money payable by the DEBTOR to MANDIRI BANK pursuant to the Credit Agreement shall be free of, released from and without deduction or withholding of tax, charges, dues or charges in any form and amount whatsoever.

16.2

If the DEBTOR is required by the Law or legal provision prevailed to deduct or reduce the sum of money payable pursuant to the Credit Agreement, it shall pay an additional sum to MANDIRI BANK in such amount that after the deduction or reduction MANDIRI BANK will receive from the DEBTOR an equal sum of money as if there has never been a deduction or reduction.

Article 17

AMENDMENT TO CREDIT AGREEMENT

In the event of amendment to the provisions of Credit Agreement, such amendment shall be set forth in a separate agreement or document signed by the parties, which agreement or document shall be the integral and inseparable part of the Credit Agreement.

Article 18

MISCELLANEOUS

18.1

MANDIRI BANK shall be entitled without prior approval from the DEBTOR to assign or transfer in any manner whatsoever part or entire rights and/or obligations of MANDIRI BANK by providing the Credit Facility based on the Credit Agreement to the financial institution, bank and other creditor which is implemented sufficiently by notifying in writing to the DEBTOR within the period of at least 30 (thirty) calendar days prior to the date of assignment or transfer.

-To that interest, the DEBTOR shall presently for the future when the time comes give the power to MANDIRI BANK to provide all data and/or information required for the financial institution, bank or other creditor.

18.2

MANDIRI BANK shall be obliged without the prior approval from the DEBTOR to blockade/freeze and/or cash and/or debit the fund contained in the accounts of the DEBTOR at MANDIRI BANK and apply the yield for calculation or compensation of Debt in case of Event of Default as set forth in article 14.1 of Credit Agreement.

18.3	In the event of:

a.

increase in expenses required by MANDIRI BANK in maintaining the Credit Facility for the DEBTOR due to the fulfillment of regulation/provision of Bank Indonesia or other governmental body so that the interest rate applied to the DEBTOR cannot cover the expenses to incur by MANDIRI BANK, MANDIRI BANK shall notify in writing the amount of such (additional) expenses to be imposed on the DEBTOR through the notice being an integral and inseparable part of Credit Agreement (“Notice on Expenses Increase”), provided that the DEBTOR may choose to make negotiation within the period not more than 7 (seven) calendar days as of the date of Notice on Expenses Increase, and if until the end of period for negotiation no agreement is reached on the amount of (additional) expenses to be imposed on the DEBTOR by MANDIRI BANK, the DEBTOR has option to repay the Debt within the period of 60 (sixty) calendar days as of the end of period for negotiation as mentioned above, without any penalty or fine imposed on such accelerated payment.

b.

the change in monetary, financial, economic or political matters that may affect the liquidity of MANDIRI BANK or the collectibility degree of the DEBTOR, both at MANDIRI BANK and other bank(s) decreases to Substandard, Doubtful or Delinquent, the DEBTOR hereby approves the act taken by MANDIRI BANK to:

(i)	adjust/change the interest rate as referred to in article 4.1 of Credit Agreement, and/or

(ii)	delay the date of withdrawal and/or use of Credit Facility proposed by the DEBTOR; and/or

(iii)	decrease the amount of Credit Facility; and/or

(iv)	change the providing of Credit Facility as referred to in article 2.1 of Credit Agreement to other currency available at MANDIRI BANK; and/or

(v)	cease the providing of Credit Facility.

In the event MANDIRI BANK will exercise its rights as referred to in article 18.3 letter (b) points (i) through (v) above, it shall first of all notify in writing the implementation thereof to the DEBTOR, provided that if it will exercise the rights as referred to in article 18.3 letter (b) point (i) above, the DEBTOR cay choose to make the negotiation within the period not more than 7 (seven) calendar days as of the notice on the adjustment/change of interest rate, and if until the end of the period for negotiation no agreement is reached on the amount of interest rate to be imposed on the DEBTOR by MANDIRI BANK, the DEBTOR has option to settle the Debt, as of the end of the period for negotiation as mentioned above, with the calculation of interest rate stipulated by MANDIRI BANK, without any penalty or fine for the accelerated payment. The notice shall be an integral and inseparable part of the Credit Agreement.

18.4

Deviating from the provision of articles 3 and 7 of the Credit Agreement, MANDIRI BANK shall be entitled to declare that the Debt is due and therefore the DEBTOR shall be obliged to settle the Debt to MANDIRI BANK in the event of:

a.

a legislation or amendment thereto or the enactment of a regulation causing it is invalid for MANDIRI BANK to maintain and/or perform its obligations as stipulated in the Credit Agreement, at the latest in the period as determined in the relevant regulation or 90 (ninety) days as of the date of acceptance of notice of MANDIRI BANK on the request for settlement, whichever the earlier; or

b.

a political, economic and social condition that according to MANDIRI BANK is proven disturbing the smooth payment of Debt by the DEBTOR at the latest in 90 (ninety) days as of the date of acceptance of notice from MANDIRI BANK on the request for repayment.

For the Debt payment based on the provision above the DEBTOR shall not be subjected to penalty or fine as referred to in article 9 of Credit Agreement.

18.5

If one or more provisions contained in Credit Agreement are declared invalid or unenforceable by the competent Court or considered in contravention of the prevailing provisions or legislation, other provisions contained in Credit Agreement shall remain valid and binding the parties.

18.6

The credit Agreement shall be valid for the parties and their successors provided that the DEBTOR cannot assign and/nor deliver a right and/or obligation of the DEBTOR pursuant to the Credit Agreement and/or other agreements in connection with the Credit Agreement without the prior written approval from MANDIRI BANK.

18.7

The failure and/or delay of MANDIRI BANK to exercise the right, power, authority or privilege hereunder shall not mean that MANDIRI BANK already releases the rights, power, authority or privilege, and the implementation of all or part of the foregoing hereunder shall not hamper the further implementation of the same.

18.8	In the frame of supervision, security and settlement. Repayment of the Credit Facility, MANDIRI BANK may conduct the matters as follows:

a.	assign the office of MANDIRI BANK at the DEBTOR’s company;

b.	assign a consultant or other party to supervise, give advice and or manage the DEBTOR’S company.

18.9

The DEBTOR shall be obliged to copy all Announcement documents in the State Gazette on the amendment to the Articles of Association in accordance with Deed Number 38 dated 09-11-2006 (ninth day of November two thousand six) drawn up before AULIA TAUFANI, Sarjana Hukum in those days substituting SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, on the amendment to article 4 paragraphs (2) and (3) in connection with ESOP II as of the date of 01-07-2006 (first day of July two thousand six) through 30-09-2006 (thirtieth day of September two thousand six).

18.10

The DEBTOR shall be obliged to submit all photocopies of documents of approval from BKPM (Capital Market Supervisory Board) on total exposure change in accordance with financial statement as per 31-12-2007 (thirty-first day of December two thousand seven).

Article 19

POWER

19.1	For the implementation of Debt payment in accordance with the Credit Agreement the DEBTOR hereby gives power and authority to MANDIRI BANK from time to time to debit the account of the DEBTOR.

19.2

For more secure Debt repayment orderliness as referred to in article 18.2 of Credit Agreement, the DEBTOR at present for the time when necessary, gives power to MANDIRI BANK to for and on behalf of the DEBTOR cash and/or in other manner debit the fund deposited with each account of the DEBTOR at MANDIRI BANK.

19.3

Any power given by the DEBTOR based on the Credit Agreement shall serve as the inseparable part of the Credit Agreement and therefore any power shall be irrevocable and/or cannot be cancelled in any manner whatsoever including any event whatsoever, and the parties declare that articles 1813, 1814 and 1816 of Civil Code shall be invalid so long the Debt pursuant to the Credit Agreement is not yet declared settled entirely.

Article 20

JURISDICTION

Regarding the Credit Agreement and its all consequences as well as implementation thereof, MANDIRI BANK and the DEBTOR choose their permanent domicile in the Registrar Office of District Court of South Jakarta in Jakarta, without prejudice the right of MANDIRI BANK to sue the DEBTOR before other court within the territory of the Republic of Indonesia pursuant to the prevailing legal provision.

-The appearers hereby declare to ensure the truth of their identities in accordance with the identity card submitted to me, Notary and be fully responsible for the same and furthermore the appearers also declare that they have understood the content hereof.

IN WITNESS WHEREOF

-This deed is made as minute and read out as well as authenticated in Jakarta, on the day and date as mentioned at the preamble of this deed in the presence of:

1.

-Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta dated 28-07-1959 (twenty-eighth day of July one thousand nine hundred fifty nine), Indonesian National, residing in South Jakarta, Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Village of Tebet Timur, Sub-district of Tebet.

-Holder of Identity Card number: 09.5007.680759.0199.

2.	-Mrs. SITI RUMANDANG BULAN LUBIS, Sarjana Hukum, Magister Notary, born in Medan, dated 31-01-1978 (thirty-first day of January one thousand nine hundred seventy eight), Indonesian National, residing in East Jakarta, Jalan Cemara F/43, CJT II, Rukun Tetangga 004, Rukun Warga 004, Village of Gedong, Sub-district of Pasar Rebo.

-Holder of Identity Card number: 09.5406.710178.8501.

both are assistants Notary, as witnesses.

Remembering that this deed is already discussed by the parties accordingly, the reading out thereof is only made globally or on the summary thereof by me, Notary to the appearers and witnesses, and the deed was immediately signed by the appearers, witnesses and me, Notary.

-Done without any alteration.

-The original hereof is duly signed.

-ISSUED AS TENOR.

[signed and sealed over a revenue stamp Rp 6,000]